Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

MERCK & CO., INC.

AND

ORGANON & CO.

DATED AS OF JUNE 2, 2021

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TABLE OF CONTENTS

(continued)

Schedule 6.01(d) - Non-U.S. Equity Adjustment Exceptions

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This EMPLOYEE MATTERS AGREEMENT dated as of June 2, 2021, is by and between Merck & Co., Inc., a New Jersey corporation (“Merck”) and Organon & Co., a Delaware corporation (“Organon”) (each a “Party” and together, the “Parties”).

RECITALS:

WHEREAS, the board of directors of Merck has determined that it is appropriate and advisable to separate the Organon Business from the Merck Business (the “Spin-Off”);

WHEREAS, to achieve the foregoing, the Parties have executed a Separation and Distribution Agreement (the “Separation and Distribution Agreement”), which provides for, among other things, distribution, on a pro rata basis, to holders of the outstanding Merck Common Shares on the Record Date of all of the outstanding shares of Organon Common Stock, and the execution and delivery of this Agreement and certain other agreements to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein;

WHEREAS, the Employees of the Organon Business are currently or were previously employed by the Merck Group and are expected to or have previously become Employees of the Organon Group in connection with the Spin-Off; and

WHEREAS, this Agreement describes the principal employment, compensation and employee benefit plan arrangements between the Parties in connection with the Spin-Off.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement. The following capitalized terms as used in this Agreement shall have the meaning set forth below unless otherwise specified herein:

“Adjusted Merck Award” means a Merck Option, Merck PSU Award, or Merck RSU Award, as adjusted in accordance with Section 6.01(a).

“Adjusted Merck Phantom Share” means a Merck Phantom Share, as adjusted in accordance with Section 3.04(c).

“Adjusted Organon Stock Value” means the product obtained by multiplying (i) the Organon Price by (ii) the Distribution Ratio.

“Affiliate” means any corporation, partnership, limited liability company, or entity directly or indirectly controlled by the entity in question.

“Agreement” means this Employee Matters Agreement and each of the Schedules hereto.

“Applicable Closing Date” has the meaning set forth in Section 4.01(a).

“Benefit Plan” means any (i) “employee benefit plan,” as defined in ERISA Section 3(3) (whether or not such plan is subject to ERISA); and (ii) employment, compensation, severance, salary continuation, bonus, thirteenth month, incentive, retirement, thrift, superannuation, savings, pension, workers’ compensation, termination benefit (including termination notice requirements), termination indemnity, other indemnification, supplemental unemployment benefit, redundancy pay, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, “phantom” stock, performance share unit, restricted stock unit, other stock-based incentive, change in control, paid time off, perquisite, fringe benefit, vacation, disability, life, or other insurance, death benefit, hospitalization, medical, or other compensatory or benefit plan, program, fund, agreement, arrangement, or policy of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and any trust, escrow or similar agreement related thereto, whether or not funded, excluding any plan, program, fund, agreement, arrangement, or policy (other than for workers’ compensation Liabilities) that is mandated by and maintained solely pursuant to applicable Law.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Core Benefits” means retirement, separation pay, paid time off, medical (excluding retiree medical), dental, vision, life, short-term and long-term disability plans or coverage.

“Core Benefit Plans” means Benefit Plans offering any of the Core Benefits.

“Core Merck Health and Welfare Plan” means a Health and Welfare Plan sponsored by, maintained by, or contributed to by the Merck Group offering any of the Core Benefits.

“Core Non-U.S. Organon Benefit Plan” means an Organon Benefit Plan established, maintained, or contributed to by the Organon Group that is primarily for the benefit of Employees or Former Employees who work primarily outside of the United States which offers any of the Core Benefits.

“Core Organon Health and Welfare Plans” means a Health and Welfare Plan sponsored by, maintained by, or contributed to by the Organon Group which offers any of the Core Benefits.

“Employee” means an employee of the Merck Group or the Organon Group, as applicable, including any employee absent from work on account of long-term disability or workers’ compensation leave (in each case, unless treated as a separated employee for employment purposes), vacation, jury duty, funeral leave, personal leave, sickness, short-term disability, military leave, family leave, pay continuation leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.

“Employee Agreement” means any employment contract, whether written or unwritten, between a member of the Merck Group and an Employee or Former Employee, including any standard form employee agreement customarily signed by certain Employees of the Merck Group and any other form of employment agreement, employment letter or notice with respect to the terms of employment between a member of the Merck Group and an Employee or Former Employee signed or otherwise effective under applicable local Law. The term Employee Agreement also includes any cash retention agreement.

“Employee Recoupment Asset” means an employer’s right to repayment from an employee in respect of a tax equalization payment, sign-on bonus payment, relocation expense payment, tuition payment, reimbursement, loan, or other similar item, including any agreement related thereto.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Former Employee” means any individual whose employment with the Merck Group terminated on or prior to the Distribution Date, excluding any employee absent from work immediately prior to the Distribution Date on account of long-term disability or workers’ compensation leave (in each case, to the extent not treated as a separated employee for employment purposes), vacation, jury duty, funeral leave, personal leave, sickness, short-term disability, military leave, family leave, pay continuation leave, or other approved leave of absence or for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Law.

“Health and Welfare Plan” means any Benefit Plan established or maintained to provide, through the purchase of insurance or otherwise, medical, dental, prescription, vision, short-term disability, long-term disability, death benefits, life insurance, accidental death and dismemberment insurance, business travel accident insurance, employee assistance program, group legal services, wellness, cafeteria (including premium payment, health care flexible spending account, and dependent care flexible spending account components), travel reimbursement, transportation, vacation benefits, apprenticeship or other training programs, day care centers, or prepaid legal services benefits, including any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) that is not a severance plan.

“Incurred Claim” means a Liability related to services or benefits provided under a Benefit Plan, and shall be deemed to be incurred: (i) with respect to medical, dental, vision, and prescription drug benefits, upon the rendering of services giving rise to such Liability; (ii) with respect to death benefits, life insurance, accidental death and dismemberment insurance, and business travel accident insurance, upon the occurrence of the event giving rise to such Liability; (iii) with respect to disability benefits, upon the date of disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such Liability; (iv) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (v) with respect to tuition reimbursement or adoption assistance, upon completion of the requirements for such reimbursement or assistance, whichever is applicable.

“Local Closing Transaction” means the local closing transaction involving a Deferred Organon Local Business.

“Merck” has the meaning set forth in the Preamble.

“Merck Benefit Plan” means a Benefit Plan sponsored by, maintained by, or contributed to by the Merck Group.

“Merck Board” means the Merck board of directors.

“Merck Change of Control” has the meaning set forth in Section 6.01(b).

“Merck Compensation & Benefits Committee” means the compensation and benefits committee of the Merck Board.

“Merck Conversion Ratio” means the quotient obtained by dividing (i) the Merck Pre-Spin Value by (ii) the Merck Post-Spin Value.

“Merck DCP” means the Merck & Co., Inc. Deferral Program.

“Merck Deferred Stock Unit” means a deferred unit (a.k.a. a phantom share) credited under a non-employee director’s Merck Common Stock account under the Merck Directors’ DCP.

“Merck Directors’ DCP” means the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation.

“Merck Group” means Merck and its Affiliates (excluding, after the Distribution, any member of the Organon Group).

“Merck Health and Welfare Plan” means a Health and Welfare Plan sponsored by, maintained by, or contributed to by the Merck Group.

“Merck Pension Plan” means the Merck U.S. Pension Plan.

“Merck Phantom Share” means a Merck common-stock-denominated investment pursuant to the Merck DCP.

“Merck Pre-Spin Value” means the price per share of Merck Common Stock trading “regular-way” as reported on the NYSE at the close on the Distribution Date.

“Merck Post-Spin Value” means the volume weighted average trading price per share of Merck Common Stock on the NYSE on the trading day immediately following the Distribution Date, as reported by Bloomberg.

“Merck Retained Employee” means any Employee other than an Organon Employee.

“Merck Retiree Health Care Plan” means the Merck Retiree Medical Plan.

“Merck Savings Plan ” means the Merck US Savings Plan.

“Merck SERP” means the MSD Supplemental Retirement Plan.

“Merck Separation Plan” means the Merck U.S. Separation Benefits Plan.

“Merck Stock Programs” means, collectively, (i) the Merck 2007 Incentive Stock Plan, (ii) the Merck & Co., Inc. 2010 Incentive Stock Plan, (iii) the Merck & Co., Inc. 2019 Incentive Stock Plan and (iv) any similar prior Merck plans and all sub-plans or equity plans related to any of the foregoing, together with any incentive compensation program or arrangement that governs the terms of equity-based incentive awards assumed by the Merck Group in connection with a corporate transaction and that is maintained by the Merck Group immediately prior to the Distribution Date, and any sub-plans established under those programs.

“Non-U.S. Merck Benefit Plan” means a Merck Benefit Plan established, maintained, or contributed to by the Merck Group that is primarily for the benefit of Employees or Former Employees who work primarily outside of the United States.

“Non-U.S. Organon Benefit Plan” means an Organon Benefit Plan established, maintained, or contributed to by the Organon Group that is primarily for the benefit of Employees or Former Employees who work primarily outside of the United States.

“Non-U.S. Organon Employee” means an Organon Employee who works primarily outside of the United States.

“Non-U.S. Health and Welfare Plan” means a Health and Welfare Plan established, maintained, or contributed to by the Merck Group or the Organon Group, as applicable, that is primarily for the benefit of Employees (including Former Employees, as appropriate) who work primarily outside of the United States.

“Organon” has the meaning set forth in the Preamble.

“Organon Award” means an Organon Option, Organon PSU Award, or Organon RSU Award granted pursuant to Section 6.01.

“Organon Benefit Plan” means each Benefit Plan sponsored by, maintained by, or contributed to by the Organon Group, including, following the consummation of a Local Closing Transaction, each Benefit Plan sponsored by, maintained by, or contributed to by the applicable Deferred Organon Local Business.

“Organon Board” means the Organon board of directors.

“Organon Change of Control” has the meaning set forth in Section 6.01(b).

“Organon Conversion Ratio” means the quotient obtained by dividing (i) the Merck Pre-Spin Value by (ii) the Adjusted Organon Stock Value.

“Organon DCP” means the Organon & Co. U.S. Non-Qualified Savings Plan.

“Organon Employee” means any Employee who is (i) employed by the Organon Group as of the Distribution Date, or (ii) a Post-Distribution Organon Employee.

“Organon Equity Plan” means the Organon & Co. 2021 Incentive Stock Plan.

“Organon Group” means Organon and its Affiliates.

“Organon Health and Welfare Plan” means a Health and Welfare Plan sponsored by, maintained by, or contributed to by the Organon Group.

“Organon Price” means the volume weighted average trading price per share of Organon Common Stock on the NYSE on the trading day immediately following the Distribution Date, as reported by Bloomberg.

“Organon Retiree Liability” means that portion of the aggregate incremental cost of providing early retirement subsidies, service crediting bridges, and retiree healthcare benefits to Transferred Employees under the Merck Pension Plan, the Merck SERP and the Merck Retiree Health Care Plan, as described in Sections 3.01, 3.03 and 5.01(d) hereof, that is attributable to future service, with such aggregate incremental cost as determined based on reasonable estimates in the discretion of the actuaries designated by Merck to calculate such amounts.

“Organon Savings Plan” means the Organon U.S. Savings Plan. “Option” means (i) when immediately preceded by “Merck,” an option to purchase one or more Merck Common Shares granted under a Merck Stock Program and outstanding immediately prior to the Distribution Date (whether or not then vested or exercisable); (ii) when immediately preceded by “Adjusted Merck,” an option to purchase one or more Merck Common Shares adjusted in accordance with Section 6.01; and (iii) when immediately preceded by “Organon,” an option to purchase one or more shares of Organon Common Stock granted by Organon in accordance with Section 6.01.

“Parties” has the meaning set forth in the Preamble.

“Post-Distribution Organon Employee” means each Employee named as a Post-Distribution Organon Employee on a record maintained by Merck, which includes designated secondees from the Merck Group to the Organon Group and those Employees transferring only upon a Local Closing Transaction if employed in connection with a Deferred Organon Local Business, including any Employee hired on or after the Distribution Date to the extent such Employee is primarily related to a Deferred Organon Local Business or is hired to replace any terminated or departing Employee who would have otherwise been a Post-Distribution Organon Employee.

“PSU Award” means (i) when immediately preceded by “Merck,” a performance share unit award granted pursuant to a Merck Stock Program and outstanding immediately prior to the Distribution Date; (ii) when immediately preceded by “Adjusted Merck,” a performance share unit award granted pursuant to a Merck Stock Program adjusted in accordance with Section 6.01; and (iii) when immediately preceded by “Organon,” a performance share unit award granted by Organon in accordance with Section 6.01.

“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending 4:00 P.M. New York City time.

“RSU Award” means (i) when immediately preceded by “Merck,” a restricted stock unit award granted pursuant to a Merck Stock Program and outstanding immediately prior to the Distribution Date; (ii) when immediately preceded by “Adjusted Merck,” a restricted stock unit award granted pursuant to a Merck Stock Program adjusted in accordance with Section 6.01 or Section 6.03; and (iii) when immediately preceded by “Organon,” a restricted stock unit award granted by Organon in accordance with Section 6.01 or Section 6.03.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in Merck Common Shares or Organon Common Stock, as applicable, is permitted on the NYSE.

“Transfer Date” means the date on which such person first becomes employed by the Organon Group (whether prior to, on or following the Distribution Date).

“Transferred Employee” has the meaning set forth in Section 2.02(a)(i).

“Transferred Flexible Spending Account Balances” has the meaning set forth in Section 5.01(c)(iii).

“Transferred Non-U.S. Employee” means a Transferred Employee who works primarily outside of the United States.

“United States” means, when used in a territorial sense, the fifty states of the United States of America and the District of Columbia, but does not, unless otherwise specifically provided, include Puerto Rico or any other territory of the United States.

“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

ARTICLE II

GENERAL PRINCIPLES

Section 2.01 Allocation of Liabilities.

(a) Organon Liabilities. Except as expressly provided in this Agreement, the Separation and Distribution Agreement or any Transaction Document, Organon hereby assumes (or retains) and agrees to pay, perform, fulfill, and discharge all Liabilities to the extent relating to, arising out of, or resulting from or with respect to:

(i) the employment (or termination of employment), including with respect to any statutory or other Liabilities (whether those Liabilities are otherwise the legal responsibility of the Merck Group or the Organon Group) triggered by or in connection with the Spin-Off, of each Transferred Employee by the Merck Group up to the applicable Transfer Date and by the Organon Group on and after the applicable Transfer Date (including, in each case, all Liabilities with respect to any such Organon Employee relating to, arising out of, or resulting from Employment Taxes, Employee Agreements, any Merck Benefit Plan or any Organon Benefit Plan); provided, however, that, Organon shall assume only the Organon Retiree Liability with respect to any Liabilities relating to, arising out of, or resulting from the Merck Retiree Health Care Plan, the Merck Pension Plan, the Merck SERP, the Merck DCP and Merck Directors’ DCP, which Liabilities shall otherwise be expressly retained by Merck;

(ii) the employment (or termination of employment) of each Former Employee to the extent such individual was last employed prior to his or her termination of employment with a manufacturing plant or entity located outside of the United States and wholly transferring to the Organon Group in connection with the Spin-Off (including all Liabilities to the extent relating to, arising out of, or resulting from Employment Taxes, Employee Agreements, any Merck Benefit Plan or any Organon Benefit Plan);

(iii) the retention of any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or any other individual in any other similar relationship to the extent the services provided by any such individual were primarily related to the Organon Group or the Organon Business and such individual is identified to be transferred to the Organon Group in connection with the Spin-Off; provided that, for the avoidance of doubt, this Agreement is not intended to, and does not, address any Liabilities in respect of the services provided by consulting firms, investment advisory firms, valuation advisory firms, legal advisors or other third-party entities retained to provide advice with respect to or in connection with the Spin-Off;

(iv) all Liabilities under any Organon Benefit Plan established or adopted by any member of the Organon Group, regardless of whether established prior to, on or following the Distribution Date; and

(v) Liabilities and responsibilities expressly assumed or retained by Organon pursuant to this Agreement.

(b) Merck Liabilities. Except as expressly provided in this Agreement, the Separation and Distribution Agreement or any Transaction Document, Merck hereby retains (or assumes) and agrees to pay, perform, fulfill, and discharge all Liabilities to the extent relating to, arising out of, or resulting from:

(i) the employment (or termination of employment) of each Merck Retained Employee by the Merck Group prior to, on, or after the Distribution Date (including all Liabilities with respect to any such Merck Retained Employee to the extent relating to, arising out of, or resulting from Employment Taxes, Employee Agreements or any Merck Benefit Plan);

(ii) except as provided in Section 2.01(a)(ii) or (iv), the employment (or termination of employment) of each Former Employee and each Organon Employee unless and until such Organon Employee becomes a Transferred Employee (including all Liabilities to the extent relating to, arising out of, or resulting from Employment Taxes, Employee Agreements or any Merck Benefit Plan);

(iii) the retention of any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, non-payroll worker or any other individual in any other similar relationship to the extent the services provided by any such individual were primarily related to the Merck Group or the Merck Business; provided that, for the avoidance of doubt, this Agreement is not intended to, and does not, address any Liabilities in respect of the services provided by consulting firms, investment advisory firms, valuation advisory firms, legal advisors or other third-party entities retained to provide advice with respect to or in connection with the Spin-Off; and

(iv) Liabilities and responsibilities expressly retained or assumed by Merck pursuant to this Agreement.

(c) Other Liabilities. To the extent that this Agreement does not cover particular Liabilities or responsibilities that relate to, arise out of, or result from employment (or termination of employment), Employment Taxes, Employee Agreements or any Benefit Plan and the Parties later determine that they should be allocated in connection with the Spin-Off, such Liabilities and responsibilities shall be handled in a manner similar to the manner in which this Agreement handles comparable Liabilities and responsibilities, subject to the mutual agreement of the Parties, as evidenced by the written consent of an authorized officer of each Party.

(d) Labor Relations. To the extent required by applicable Law or any contract or arrangement with a labor union, works council or similar employee organization, Organon shall provide notice, engage in consultation and take any similar action which may be required after the Distribution Date on its part in connection with the Spin-Off and shall fully indemnify each member of the Merck Group against any Liabilities arising from its failure to comply with such requirements.

Section 2.02 Employment with Organon.

(a) Employment Transfers. The Parties intend for Organon Employees to transfer to the Organon Group and shall use their respective best efforts and cooperate with each other to effectuate this intent.

(i) Except as otherwise mutually agreed upon by the Parties, as of each Organon Employee’s Transfer Date, the Organon Group shall: (A) continue to employ (on a basis consistent with Section 2.02(b)) each Organon Employee employed in a jurisdiction where employment continues automatically by operation of Law (and such individual does not object, where such right exists under applicable Law); (B) offer to employ (on a basis consistent with Section 2.02(b)) each Organon Employee employed in a jurisdiction where employment does not continue automatically by operation of Law; and (C) offer to employ (on a basis consistent with Section 2.02(b) or as otherwise required by applicable Law) each former Employee who would have been an Organon Employee had such former Employee been employed on the Distribution Date, and whose right to re-employment is protected by any applicable Law. Each Organon Employee who accepts an offer of employment with the Organon Group, or who continues employment with the Organon Group following his or her Transfer Date automatically by operation of Law (and does not object where such right exists under applicable Law), as the case may be, will be referred to in this Agreement as a “Transferred Employee.”

(ii) The Merck Group may terminate the employment of any Organon Employee who does not become a Transferred Employee as of his or her intended Transfer Date, or, if such Organon Employee cannot be terminated in accordance with applicable Law or otherwise, then the Merck Group may terminate any other Employee of the Merck Group whose employment (in the sole judgment of Merck) is made redundant as a result of the continued retention of such Organon Employee. The Merck Group may also terminate the employment of any Organon Employee if retaining such Employee would constitute a violation of applicable Laws or the Merck Code of Conduct. Organon will be responsible for, and will indemnify the Merck Group from and against, any Liabilities incurred or payments made (including any severance payments made) in connection with the termination of an Organon Employee or any other Employee of the Merck Group pursuant to this Section 2.02(a)(ii) to the extent of any payment occurring on or after the Distribution Date.

(b) Compensation and Benefits.

(i) Except as expressly provided in this Agreement or in local Conveyance and Assumption Instruments, no Transferred Employee shall participate in any Merck Benefit Plan following the later of (i) the Distribution Date; and (ii) his or her Transfer Date.

(ii) Except as expressly provided in this Agreement, as otherwise required by applicable Law or with respect to any Transferred Employee who experiences a change in primary country of employment as part of his or her transfer, from the applicable Transfer Date through December 31, 2022, the Organon Group shall provide to each Transferred Employee (A) at least the same rate of base salary as provided to that Transferred Employee immediately prior to the later of the Distribution Date and his or her Transfer Date (or if greater, as provided to that Transferred Employee pursuant to the terms of any Employee Agreement that becomes effective upon the consummation of or immediately following the Spin-Off), (B) at least the same cash incentive compensation opportunities and long-term incentive compensation opportunities as provided to that Transferred Employee immediately prior to the later of the Distribution Date and his or her Transfer Date (or if greater, as provided to that Transferred Employee pursuant to the terms of any Employee Agreement that becomes effective upon the consummation of or immediately following the Spin-Off), (C) Core Benefits under the Organon Benefit Plans that are substantially comparable in the aggregate to benefits provided under the corresponding Merck Benefit Plans immediately prior to the earlier of the Distribution Date or the date as of which the comparable Organon Benefit Plan is established or adopted by any member of the Organon Group (but, for the avoidance of doubt, Organon is not required to establish any particular types of plans (such as defined benefit pension plans) to satisfy this obligation), and (D) at least the same separation pay and comparable post-termination continuation of Health and Welfare Benefits providing Core Benefits (excluding, for the avoidance of doubt, retiree healthcare and retiree life insurance benefits) as were provided to that Transferred Employee immediately prior to the earlier of the Distribution Date or the date as of which the comparable Organon Health and Welfare Benefits is established or adopted by any member of the Organon Group (or if greater, as provided to that Transferred Employee pursuant to the terms of any Employee Agreement that becomes effective upon the consummation of or immediately following the Spin-Off). Nothing in this Section 2.02(b)(ii) shall prevent the Organon Group from terminating the employment of any Transferred Employee or adopting, amending or terminating any Organon Benefit Plan.

(c) Service Credit. Except as otherwise expressly provided in this Agreement or to the extent it would result in a duplication of benefits, Organon and each Organon Benefit Plan shall, to the extent permitted in accordance with applicable Law, give each Transferred Employee credit for vesting, eligibility, and accrual purposes for all service with the Merck Group (except for defined benefit pension plans and post-employment welfare benefits and, solely if a Transferred Employee receives severance benefits in connection with his or her termination of employment with the Merck Group, for purpose of determining severance benefits under any Organon Benefit Plan that provides severance benefits) (other than as required by law)) and shall calculate such service as it would be calculated by Merck or under the corresponding Merck Benefit Plan as of the applicable Transfer Date.

Section 2.03 Establishment of Organon Plans.

(a) Generally.

(i) U.S. On or prior to the Distribution Date, Organon shall adopt Core Benefit Plans (and related trusts, if applicable, as determined by the Parties), with terms substantially comparable in the aggregate to those of the corresponding Merck Benefit Plans in the U.S., but excluding defined benefit pension plans, deferred compensation plans and post-employment welfare benefit plans; provided, however, that Organon may limit participation in any Organon Benefit Plan to Transferred Employees who participated in the corresponding Merck Benefit Plan immediately prior to the applicable Transfer Date.

(ii) Non-U.S. (including Puerto Rico). On or prior to the Distribution Date, the Organon Group shall, except as otherwise mutually agreed upon by the Parties, adopt Core Non-U.S. Organon Benefit Plans, with terms substantially comparable in the aggregate to those of the corresponding Non-U.S. Merck Benefit Plans immediately prior to the Distribution Date; provided, however, that Organon may limit participation in any such Core Non-U.S. Organon Benefit Plan to Non-U.S. Organon Employees who are Transferred Employees and who participated in the corresponding Non-U.S. Merck Benefit Plan. As described in Article IV, or as otherwise mutually agreed upon by the Parties from time to time, the Merck Group shall, or shall cause the applicable Non-U.S. Merck Benefit Plan’s related trust to, transfer to the Organon Group or the relevant Core Non-U.S. Organon Benefit Plan’s related trust, trust Assets, insurance reserves, and other Assets of each Non-U.S. Merck Benefit Plan. To the extent a Non-U.S. Merck Benefit Plan is not required to be funded by applicable Law or is not voluntarily funded, there shall be no transfer of assets by the Non-U.S. Merck Benefit Plan or by the Merck Group. As described in Article IV, or as otherwise mutually agreed upon by the Parties from time to time, the Organon Group shall, or shall cause the relevant Core Non-U.S. Organon Benefit Plan to, assume the Liabilities of the corresponding Non-U.S. Merck Benefit Plan with respect to all benefits accrued under that Non-U.S. Merck Benefit Plan by Non-U.S. Organon Employees who are Transferred Employees.

(b) Plan Information and Operation. Merck shall provide Organon with information describing each Merck Benefit Plan election made by a Transferred Employee that may have application following the applicable Transfer Date. Organon shall determine, in its sole discretion (and in compliance with Code Section 409A to the extent applicable), whether to administer the Organon Benefit Plans using those elections or to require Transferred Employees to submit new elections with respect to the Organon Benefit Plans. Except as provided in this Agreement, the Distribution and the transfer of any Employee’s employment to the Organon Group shall not cause a distribution from or payment of benefits under any Merck Benefit Plan. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans and to accommodate the transfer of benefits.

Section 2.04 Post-Distribution Organon Employees.

(a) The following provisions shall apply to all Post-Distribution Organon Employees. During the period commencing on the Distribution Date and ending on the applicable Transfer Date, Merck or its appropriate Affiliate shall manage the employment of each Post-Distribution Organon Employee consistently with its management of the employment of similar Merck Employees in the ordinary course of business (including with respect to compensation, annual and other bonuses, and other compensation, subject to Sections 2.04(a)(iii)(E) and 6.02 below); provided that Merck and its Affiliates shall have no obligation to make any equity grant or provide any other equity incentive to any Post-Distribution Organon Employee on or after the Distribution Date, and Organon shall have no obligation to Merck or any of its Affiliates in respect of any equity grant or other equity incentive that is provided by Merck or its appropriate Affiliate to any Post-Distribution Organon Employee on or after the Distribution Date unless and except where the Parties have agreed, as evidenced by the written consent of an authorized officer of each Party, otherwise. Organon shall be responsible for all cash compensation and benefits liabilities arising with respect to such Post-Distribution Organon Employee during such period pursuant to the terms of the applicable Transaction Document. Merck shall until the time of the applicable Local Closing Transaction (or such other Transfer Date with respect to any other Post-Distribution Organon Employee):

(i) provide Organon or its appropriate Affiliate with notice of (A) any material amendment to the Merck Code of Conduct to the extent applicable to the employment of a Post-Distribution Organon Employee or (B) the termination of any Post-Distribution Organon Employee due to a violation or potential violation of Law or the Merck Code of Conduct, or otherwise pursuant to Section 2.02(a)(ii);

(ii) provide Organon or its appropriate Affiliate with at least 30 days’ advance written notice prior to (A) making any material substantive change to the Employee Agreement of a Post-Distribution Organon Employee unless such change is required by applicable Law; (B) making any material change to the base salary of a Post-Distribution Organon Employee, other than an increase in the ordinary course of business, any change required by Law or any contract existing as of the Distribution Date, or as otherwise approved by Organon; or (C) making any modification to a Merck Benefit Plan in which a Post-Distribution Organon Employee participates if such modification would result in a significant change in the cost of such plan to the employer or the participant unless such change is required by applicable Law; and

(iii) consult with and request a recommendation from Organon or its appropriate Affiliate prior to (A) hiring any individual (other than in the ordinary course to replace any individual whose employment has terminated) who will be classified as an Organon Employee unless such headcount addition was authorized prior to the Distribution Date, (B) terminating any Post-Distribution Organon Employee, except due to a violation of Law or the Merck Code of Conduct, or otherwise pursuant to Section 2.02(a)(ii), (C) promoting any Post-Distribution Organon Employee to a compensation and career band of 700 or higher (other than in the ordinary course to replace any individual whose employment has terminated) unless such promotion was authorized prior to the Distribution Date, (D) demoting any Post-Distribution Organon Employee or otherwise materially changing the role or responsibility of any Post-Distribution Organon Employee, or (E) establishing targets or goals for bonus and other incentive compensation awards granted to Post-Distribution Organon Employees by Merck or any member of the Merck Group. Organon will be responsible for, and will indemnify the Merck Group from and against, any Liabilities incurred or payments made (including any severance payments made) in connection with the termination of a Post-Distribution Organon Employee pursuant to this Section 2.04(a)(iii) to the extent of any amount owed on or after the Distribution Date in accordance with the terms of the applicable Transaction Document.

(b) Except as otherwise mutually agreed upon by the Parties (including in a Conveyance and Assumption Instrument), if an Organon Employee’s transfer of employment to the Organon Group upon the consummation of a Local Closing Transaction or otherwise causes, at the time of such transfer, a forfeiture of awards granted under a Merck Stock Program (or successor thereto), Merck shall not have any obligation, Liability or responsibility to such Organon Employee with respect to such forfeited awards, and Organon shall equitably compensate the affected Organon Employee for such forfeited awards in a manner determined by Organon in its sole discretion. Merck shall inform Organon on a regular basis of any such forfeited awards. The foregoing sentence shall not preclude the Parties from making arrangements, if allowed by the Merck Stock Program (or successor thereto) and applicable Law, to permit affected Organon Employees to continue to hold, after the Local Closing Transaction or other Transfer Date, awards granted under a Merck Stock Program (or successor thereto).

Section 2.05 Collective Bargaining. Organon shall cause the appropriate member of the Organon Group to assume all Liabilities arising under any collective bargaining agreement (including but not limited to any national, sector or local collective bargaining agreement), works council agreement, or other similar agreement with respect to any Transferred Employee. To the extent necessary, Organon shall cause the appropriate member of the Organon Group to join any industrial, employer or similar association or federation if membership is required for the relevant collective bargaining, works council, or other similar agreement to continue to apply.

ARTICLE III

U.S. QUALIFIED AND NON-QUALIFIED RETIREMENT PLANS

Section 3.01 Pension Plan. The Merck Pension Plan shall continue to be responsible for Liabilities in respect of all Employees (including Transferred Employees) and Former Employees. No Employees of the Organon Group shall accrue any additional benefits under the Merck Pension Plan following the later of (i) the Distribution Date, and (ii) their applicable Transfer Date. The accrued benefits of Transferred Employees under the Merck Pension Plan shall become fully vested as of the later of (i) the Distribution Date, and (ii) their applicable Transfer Dates. In addition, until distributions commence under the Merck Pension Plan for a Transferred Employee, the Merck Pension Plan shall continue to credit service earned with Organon and its Affiliates for purposes of early retirement eligibility and subsidies under the Merck Pension Plan. Furthermore, Merck shall provide any pension service crediting bridges offered under the Merck Separation Plan to any Transferred Employee who otherwise meets, on or prior to December 31, 2022, the age and service requirements for such pension service crediting bridges in the event that such Transferred Employee experiences a separation of employment from the Organon Group that would have entitled the Transferred Employee to benefits under the Merck Separation Plan prior to the Spin-Off (including satisfying any requirement to execute a release of claims against Merck and its affiliates).

Section 3.02 Savings Plan.

(a) Establishment of Organon Savings Plan. Effective as of or prior to the Distribution Date, Organon shall establish the Organon Savings Plan. As of the Distribution Date, the Organon Savings Plan shall include provisions so that, subject to the applicable nondiscrimination rules under Code Sections 401(a)(4) and 401(m), the aggregate contributions during any plan year through at least December 31, 2022 for Transferred Employees shall be no less than the aggregate sum of such contributions under the Merck Savings Plan and the pay credits under the Merck Pension Plan as in effect immediately prior to the Distribution Date. On or prior to the Distribution Date, Organon shall provide Merck with (i) a copy of the Organon Savings Plan; and (ii) a copy of certified resolutions of the Organon Board (or its authorized committee or other delegate) evidencing adoption of the Organon Savings Plan and the related trust(s) and the acceptance by the Organon Savings Plan of the Liabilities described in Section 3.02(b) as and when rollovers occur.

(b) Elective Rollovers of Account Balances. As soon as practicable after the later of (i) the Distribution Date, and (ii) the Transferred Employee’s applicable Transfer Date, Organon shall take all actions necessary to permit Transferred Employees to directly roll over their account balances in the Merck Savings Plan to the Organon Savings Plan. Such rollovers may be made in cash, promissory notes evidencing outstanding loans or any combination thereof, as elected by the Transferred Employee.

(c) Organon Savings Plan Provisions. The Organon Savings Plan shall provide that:

(i) Transferred Employees shall (A) be eligible to participate in the Organon Savings Plan as of the later of (i) the Distribution Date, and (ii) their applicable Transfer Date, to the extent they were eligible to participate in the Merck Savings Plan as of immediately prior to such date, and (B) receive credit for vesting and benefit accrual purposes for all service credited for that purpose under the Merck Savings Plan as of the later of (y) the Distribution Date, and (z) their applicable Transfer Date, as if that service had been rendered to Organon; and

(ii) the Organon Savings Plan shall provide the opportunity to make up elective deferrals, and any employer contributions, required by USERRA for a Former Employee who is employed by the Organon Group following the Distribution Date pursuant to Section 2.02(a)(i)(C), including any amount that relates to the period of military leave that occurred prior to the Distribution Date.

(d) Determination Letter Request. Unless the Organon Savings Plan may rely on a favorable opinion letter from the Internal Revenue Service, Organon shall submit an application to the Internal Revenue Service either prior to, or as soon as practicable following, the Distribution Date for a determination regarding the qualification of the Organon Savings Plan as of the Distribution Date and shall make any amendments reasonably requested by the Internal Revenue Service to receive a favorable determination letter regarding the Organon Savings Plan.

(e) Merck Savings Plan after Distribution Date. From and after the Distribution Date the Merck Savings Plan shall continue to be responsible for Liabilities in respect of all Employees (including Transferred Employees) and Former Employees. From and after the later of (ii) the Distribution Date, and (ii) their applicable Transfer Date, no Employees of the Organon Group shall accrue any benefits under the Merck Savings Plan. Without limiting the generality of the foregoing, Transferred Employees shall cease to be active participants in the Merck Savings Plan effective as of their applicable Transfer Date. For the avoidance of doubt, Merck Employees and Transferred Employees, until their respective Transfer Dates, shall accrue benefits under the Merck Savings Plan.

(f) Plan Fiduciaries. For all periods whether before or after the Distribution Date, the Parties agree that the applicable fiduciaries of each of the Merck Savings Plan and the Organon Savings Plan, respectively, shall have the authority with respect to the Merck Savings Plan and the Organon Savings Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA Section 404. Without limiting the generality of the foregoing, Merck or its designate may recommend initial investment funds available under the Organon Savings Plan, which Organon shall be free to accept or reject in accordance with its fiduciary duties.

Section 3.03 Supplemental Pension Plan. The Merck SERP shall continue to be responsible for Liabilities in respect of all Employees (including Transferred Employees) and Former Employees accrued thereunder. No Employees of the Organon Group shall accrue any benefits under the Merck SERP following the later of the Distribution Date and their applicable Transfer Date, but the Merck SERP shall credit such Employee’s continuous service with the Organon Group following the Transfer Date for purposes of early retirement eligibility and early retirement subsidies. Except as otherwise provided by Code Section 409A, a Transferred Employee shall not be considered to have undergone a “separation from service” for purposes of Code Section 409A and the Merck SERP solely by reason of the Spin-Off, and, following his or her Transfer Date, the determination of whether a Transferred Employee has incurred a separation from service with respect to his or her benefit in the Merck SERP shall be based solely upon his performance of services for the Organon Group.

Section 3.04 Deferred Compensation Plan.

(a) Establishment of Organon DCP. Effective as of or before the Distribution Date, Organon shall establish the Organon DCP to permit company credits to Organon Savings Plan participant accounts to the extent contributions cannot be made to the Organon Savings Plan by reason of the limits under the Code, such as Code Section 401(a)(17).

(b) Merck DCP after Spin-Off. From and after the later of the Distribution Date and a Transferred Employee’s Transfer Date, such individual shall not actively participate in or accrue any benefits under the Merck DCP. The Merck DCP shall continue to be responsible for Liabilities in respect of all Employees (including Transferred Employees) and Former Employees. Except as otherwise provided by Code Section 409A, a Transferred Employee shall not be considered to have undergone a “separation from service” for purposes of Code Section 409A and the Merck DCP solely by reason of the Spin-Off, and, following his Transfer Date, the determination of whether a Transferred Employee has incurred a separation from service with respect to his or her benefit in the Merck DCP shall be based solely upon his or her performance of services for the Organon Group.

(c) Adjustment of Merck Common-Stock-Denominated Investments (“Merck Phantom Shares”). Each Merck Phantom Share that remains outstanding in the Merck DCP as of immediately prior to the Distribution Date, regardless of by whom held shall be converted concurrently with the Distribution on the Distribution Date into an “Adjusted Merck Phantom Share.” The number of units represented by an Adjusted Merck Phantom Share shall be equal to (1) the number of Merck Phantom Shares immediately prior to the Distribution Date, divided by (2) the Merck Conversion Ratio, rounded to the nearest unit.

Section 3.05 Failure to Notify of Employment Termination. Organon shall notify Merck of the “separation from service” (as determined pursuant to Section 409A of the Code) of any Transferred Employee by the 15th day of the calendar month following the calendar month of such Transferred Employee’s separation from service. At that time, Organon shall also notify Merck whether the Transferred Employee is a “specified employee” as determined pursuant to Code Section 409A. In the event that a distribution of benefits to a Transferred Employee is not made at the proper time pursuant to any Merck plan because Organon did not timely notify Merck of any such separation from service, or specified employee status, Organon shall reimburse Merck for all costs, including incidental and consequential damages incurred by Merck in connection therewith (including but not limited to additional benefit plan payments, legal fees, accounting fees and advisor fees, service provider fees, the costs of preparing and making any governmental filings, any “gross-up” Merck determines to pay to such Transferred Employee in connection with a violation of Code Section 409A) and any other amounts Merck reasonably determines would have been avoided if Organon had timely notified Merck of such separation from service or specified employee status.

ARTICLE IV

NON-U.S. RETIREMENT PLANS

Section 4.01 Establishment of Non-U.S. Retirement Plans and Transfers of Assets and Liabilities. Except as mutually agreed upon by the Parties or required under this Article IV, effective as of or before the Distribution Date, Organon or its appropriate Affiliate will establish pension and retirement plans (whether defined contribution or defined benefit pension plans) with terms that are substantially comparable in the aggregate to those offered to Transferred Non-U.S. Employees immediately prior to the earlier of (i) the Distribution Date or (ii) their applicable Transfer Date.

(a) Transfer of Non-U.S. Retirement Plan Assets and Liabilities. As soon as practicable following the establishment of a Non-U.S. Organon Benefit Plan, except as otherwise provided in this Agreement or as mutually agreed upon by the Parties, the Assets and Liabilities (determined as of the date of the applicable local closing, whether occurring prior to, on or after the Distribution Date (such date, the “Applicable Closing Date”)) under the corresponding Non-U.S. Merck Benefit Plan attributable to Transferred Non-U.S. Employees who are participants in such plan, along with any other Assets and Liabilities that Organon agrees to assume with respect to such plan, shall be transferred to such Non-U.S. Organon Benefit Plan. The Non-U.S. Merck Benefit Plan shall retain all Assets and Liabilities related to Merck Retained Employees, Former Employees and Post-Distribution Organon Employees (subject to Section 4.01(c)). Except as otherwise mutually agreed upon by the Parties, assets will be allocated between the plans based on the proportion of Liabilities borne by each plan. Except as otherwise mutually agreed upon by the Parties, such Liabilities will be valued using the projected benefit obligation based on plan provisions as in effect at the Applicable Closing Date and applying demographic and other assumptions used in the most recently completed valuation of the applicable Non-U.S. Merck Benefit Plan (and taking into account the requirements of ASC 715 as it exists as of the Applicable Closing Date); provided, however, that all economic assumptions will be updated as of the Applicable Closing Date. The transfer amount described above shall be credited or debited, as applicable, with a pro rata share of the actual investment earnings or losses allocable to the transfer amount for the period between the Applicable Closing Date and an assessment date set by Merck that is as close as practicable, taking into account the timing and reporting of valuation of the applicable Non-U.S. Merck Benefit Plan’s Assets, to the date upon which Assets equal in value to the transfer amount are actually transferred from the applicable Non-U.S. Merck Benefit Plan to the applicable Non-U.S. Organon Benefit Plan; provided that, if actual investment earnings or losses are not then determinable, Merck and Organon shall then agree on a reasonable alternative methodology (which may include expected or estimated returns used for other similar purposes by Merck in the ordinary course of business). During this period, benefits payable to Transferred Non-U.S. Employees shall be paid from the Non-U.S. Merck Benefit Plan. Except as otherwise mutually agreed upon by the Parties, the ultimate transfer amount shall be reduced by the amount of these benefits and credited or debited by the actual investment earnings or losses from the payment date to the assessment date set by Merck above. Any third party fees, costs or expenses incurred under the applicable Non-U.S. Merck Benefit Plan during the period from the Applicable Closing Date to the assessment date set by Merck shall be shared by the Parties based on the proportion of Liabilities borne by the applicable Non-U.S. Merck Benefit Plan and the applicable Non-U.S. Organon Benefit Plan. The Parties agree to use commercially reasonable efforts to accomplish each transfer as soon as practicable on or following the Applicable Closing Date and to cooperate with each other to make such filings and disclosures and obtain such approvals as may be deemed necessary or advisable in accordance with applicable Law. Notwithstanding the foregoing, to the extent a Non-U.S. Merck Benefit Plan is not required to be funded by applicable Law or is not voluntarily funded, there shall be no transfer of Assets by the Non-U.S. Merck Benefit Plan or by the Merck Group in respect thereof.

(b) Non-U.S. Organon Retirement Plan Provisions. Each Non-U.S. Organon Benefit Plan shall provide, except as otherwise provided in this Agreement or local Conveyance and Assumption Instruments, that:

(i) Transferred Non-U.S. Employees shall (A) be eligible to participate in the Non-U.S. Organon Benefit Plan to the extent they were eligible to participate in the corresponding Non-U.S. Merck Benefit Plan, and (B) receive credit for vesting, eligibility and benefit service to the same extent recognized by Merck as of immediately prior to their Transfer Date for all service credited for those purposes under the corresponding Non-U.S. Merck Benefit Plan as if that service had been rendered to Organon;

(ii) the compensation paid by the Merck Group to a Transferred Non-U.S. Employee that is recognized under the Non-U.S. Merck Benefit Plan shall be credited and recognized for all applicable purposes under the corresponding Non-U.S. Organon Benefit Plan as though it were compensation from the Organon Group; and

(iii) the accrued benefit of each Transferred Non-U.S. Employee under the Non-U.S. Merck Benefit Plan that is transferred to the corresponding Non-U.S. Organon Benefit Plan pursuant to Section 4.01(a) shall be paid under such Non-U.S. Organon Benefit Plan in accordance with the terms of such Non-U.S. Organon Benefit Plan and applicable Law, with employment by the Merck Group treated as employment by the Organon Group under the Non-U.S. Organon Benefit Plan for purposes of determining eligibility for optional forms of benefit, early retirement benefits, or other benefit forms.

(c) Subsequent Transfers. Periodically, at such times as agreed upon by the Parties after the initial transfer described in Section 4.01(a), Organon shall cause the applicable Non-U.S. Organon Benefit Plan to receive Assets and assume all Liabilities under the applicable Non-U.S. Merck Benefit Plan for Post-Distribution Organon Employees who become Transferred Employees (including Assets and Liabilities in respect of beneficiaries and/or alternate payees) and the applicable Non-U.S. Merck Benefit Plan shall transfer all such Assets and be relieved of such Liabilities. The amount of such Assets to be transferred shall be determined as provided in Section 4.01(a) (and shall include any employee contributions made by such Post-Distribution Organon Employee between the Distribution Date and the applicable Transfer Date) and shall be subject to the applicable provisions of Section 4.01(a).

(d) Notwithstanding the foregoing, if pension benefits are funded by individually linked insurance contracts, such contracts in respect of Transferred Employees shall be assigned to Organon or its applicable Subsidiary in lieu of the transfers of (and calculations of value with respect to) other Assets otherwise contemplated hereby.

ARTICLE V

WELFARE AND FRINGE BENEFIT PLANS

Section 5.01 Health and Welfare Plans.

(a) Establishment of Organon Health and Welfare Plans. Effective as of or before the Distribution Date, Organon shall establish the Core Organon Health and Welfare Plans, with terms substantially comparable in the aggregate to those of the corresponding Core Merck Health and Welfare Plans unless otherwise provided in this Article V. For the avoidance of doubt, Organon shall not be required to provide retiree medical benefits to any employee hired on or after the Distribution Date.

(b) Waiver of Conditions; Benefit Maximums. Organon shall, to the extent commercially reasonable and permitted under applicable Law and, with respect to Non-U.S. Health and Welfare Plans, to the extent applicable, cause the Organon Health and Welfare Plans to:

(i) with respect to initial enrollment (whether passive or active) prior to, as of or following an individual’s applicable Transfer Date:

(A) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any Transferred Employee, other than limitations that were in effect with respect to the Transferred Employee under the applicable Merck Health and Welfare Plan as of immediately prior to such individual’s Transfer Date;

(B) waive any waiting period limitation or evidence of insurability requirement applicable to a Transferred Employee other than limitations or requirements that were in effect with respect to such Transferred Employee under the applicable Merck Health and Welfare Plan as of immediately prior to such individual’s Transfer Date;

(C) with respect to aggregate annual, lifetime, or similar maximum benefits available under the Organon Health and Welfare Plans, recognize a Transferred Employee’s prior claim experience under the Merck Health and Welfare Plans and any Benefit Plan that provides leave benefits; and

(D) cause any eligible expenses incurred by a Transferred Employee and his or her covered dependents during the portion of the plan year of the applicable Merck Health and Welfare Plan ending on the date that the Transferred Employee’s coverage commences under the Organon Health and Welfare Plan to be taken into account under such Organon Health and Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Organon Health and Welfare Plan.

(c) Allocation of Health and Welfare Assets and Liabilities.

(i) General Principles. Notwithstanding any other provision hereof and except as otherwise agreed between the Parties, (A) Merck shall retain all Liabilities relating to Incurred Claims of Merck Retained Employees and Former Employees under the Merck Health and Welfare Plans, and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims and (B) Organon shall be responsible for Incurred Claims of Organon Employees from and after the applicable Transfer Date. Organon shall be responsible for all Liabilities relating to Incurred Claims under any Organon Health and Welfare Plan and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims. Merck shall retain any Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) that are not associated with any specific Incurred Claim.

(ii) Disability Benefits. Notwithstanding any other provision hereof and except as otherwise agreed between the Parties, (A) Merck shall be responsible for Incurred Claims (including ongoing benefit payments) of Merck Retained Employees and Former Employees for short- and long-term disability benefits, regardless of when the applicable Incurred Claim was incurred and (B) subject to the immediately following sentence, Organon shall be responsible for Incurred Claims (including ongoing benefit payments) of Organon Employees from and after the applicable Transfer Date for short-term disability benefits and long-term disability benefits. Notwithstanding the foregoing, an Organon Employee who is on short-term disability leave on the Transfer Date under a U.S. Health and Welfare Plan and who subsequently qualifies for long-term disability without an intervening new Incurred Claim shall receive long-term disability benefits from the Merck long-term disability plan, but all other benefits attributable to his or her disability (including continued pension accrual, if applicable, and participation in any medical or life insurance plan for disabled persons, if applicable) shall be provided by the applicable Organon Benefit Plan, if any, or otherwise be the responsibility of Organon, and if Organon does not sponsor a plan providing any such benefits, such Organon Employee shall not be entitled to such benefits from any Merck Benefit Plan.

(iii) U.S. Flexible Spending Accounts. The Parties shall take all actions necessary to ensure that, effective as of the later of the Distribution Date and the applicable Employee’s Transfer Date, (A) the health care and dependent care flexible spending accounts of the applicable Transferred Employees (whether positive or negative) (the “Transferred Flexible Spending Account Balances”) under the applicable Merck Health and Welfare Plan shall be transferred to the corresponding Organon Health and Welfare Plan; (B) the elections, contribution levels and coverage of the Transferred Employees shall apply under the Organon Health and Welfare Plan in the same manner as under the corresponding Merck Health and Welfare Plan; and (C) the Transferred Employees shall be eligible for reimbursement from the Organon Health and Welfare Plan on the same basis and the same terms and conditions as under the corresponding Merck Health and Welfare Plan. As soon as practicable after the Distribution Date (and any later Transferred Employee’s Transfer Date), and in any event within 30 business days after the amount of the Transferred Flexible Spending Account Balances is determined, Merck shall pay Organon the net aggregate amount of the Transferred Flexible Spending Account Balances, if such amount is positive, and Organon shall pay Merck the net aggregate amount of the Transferred Flexible Spending Account Balances, if such amount is negative.

(d) Retiree Health Care Plan and Retiree Life Insurance. Notwithstanding any other provision hereof (or any other action taken by Merck and Organon on or prior to the Distribution Date, including any assignment and assumption of Assets or Liabilities related thereto), Merck shall retain the Liabilities and responsibility for all obligations under the Merck Retiree Health Care Plan for benefits due to Merck Retained Employees, Transferred Employees and Former Employees, and shall also retain Assets, including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items, associated with such benefits. For each Transferred Employee, Merck shall (i) cause the Merck Retiree Health Care Plan to credit service with Organon and its Affiliates after a Transferred Employee’s Transfer Date for purposes of benefit eligibility under the Merck Retiree Health Care Plan, and (ii) in the event of a separation of employment that occurs on or prior to December 31, 2022, that would have entitled the Transferred Employee to benefits under the Merck Separation Plan prior to the Spin-Off (including any requirement to execute a release of claims against Merck and its affiliates), provide any retiree medical bridges that would have been offered under the Merck Separation Plan. For the avoidance of doubt, nothing herein shall be deemed to restrict the right of Merck to amend or terminate the Merck Retiree Health Care Plan at any time; provided, however, that Merck may not amend the Merck Retiree Health Care Plan in any manner that disproportionately, materially and adversely effects the rights of Organon Employees vis-à-vis the Merck Employees.

(e) Merck Health and Welfare Plans after Distribution Date. Except as otherwise provided in Section 5.01, Transferred Employees shall cease to participate in the Merck Health and Welfare Plans effective as of their respective Transfer Dates.

Section 5.02 COBRA. Merck shall continue to be responsible for compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Merck Health and Welfare Plans with respect to any (a) Merck Retained Employees and any Former Employees (and their covered dependents) who incur a qualifying event under COBRA on, prior to, or following the Distribution Date, (b) Organon Employees who do not at any time become Transferred Employees (and their covered dependents) who incur a qualifying event under COBRA on, prior to, or following the Distribution Date, and (c) subject to Section 2.04, other Organon Employees (and their covered dependents), with respect to qualifying events under COBRA incurred prior to the applicable Transfer Date. Organon shall assume responsibility for compliance with the health care continuation requirements of COBRA and the corresponding provisions of the Organon Health and Welfare Plans with respect to any Transferred Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Organon Health and Welfare Plans on or after their respective Transfer Dates. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 5.03 Vacation, Holidays and Leaves of Absence. Effective as of the applicable Transfer Date in accordance with Section 2.01(a)(i), Organon shall be responsible for any and all Liabilities to, or relating to, Transferred Employees in respect of vacation, holiday, personal days, sick days, annual leave or other leave of absence, and required payments related thereto (whether accruing prior to, on or after the applicable Transfer Date), including any such Liabilities, and any such required payments related thereto, reasonably determined by Merck in its sole discretion. Merck shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Merck Retained Employee and Former Employee, as well as Organon Employees until the applicable Transfer Date of such Organon Employees.

Section 5.04 Severance and Unemployment Compensation. Effective as of the applicable Transfer Date, Organon shall be responsible for any and all Liabilities to, or relating to, Transferred Employees in respect of severance and unemployment compensation. Transferred Employees shall receive credit for service with Merck as of the applicable Transfer Date as if that service had been rendered to Organon for determining severance entitlements subject to the limitations on service crediting in Section 2.02(c). Subject to any specific agreement to the contrary in the Separation and Distribution Agreement or any Transaction Document and subject to Sections 2.02(a)(ii) and 2.04 hereof, Merck shall be responsible for any and all Liabilities to, or relating to, Merck Retained Employees and Former Employees, as well as Organon Employees until an applicable Transfer Date occurs with respect to such Organon Employees, in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred prior to, on, or following the Distribution Date.

Section 5.05 Workers’ Compensation. Except as required by applicable Law or as otherwise determined jointly by the Parties as a result of the requirements of any Governmental Authority, all United States workers’ compensation Liabilities relating to, arising out of, or resulting from any claim shall be assumed, or retained as the case may be, by the Party (or its applicable Subsidiary) that employed such Employee as of the time of such claim. The Merck Group shall be responsible for all Liabilities relating to, arising out of, or resulting from any United States workers’ compensation claims incurred prior to an applicable Transferred Employee’s Transfer Date unless expressly specified otherwise in the immediately preceding sentence or as required by applicable Law. Each member of the Organon Group and the Merck Group shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE VI

EQUITY, INCENTIVE, AND DIRECTOR AND EXECUTIVE COMPENSATION PROGRAMS

Section 6.01 Equity Incentive Programs.

(a) Options, PSUs and RSUs. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Merck Option, Merck PSU Award, and Merck RSU Award granted under a Merck Stock Program shall be adjusted or converted as set forth in this Section 6.01. This Section 6.01(a) shall not apply to grants made under the Merck Directors’ DCP (or any successor or predecessor plan), and the sole provisions with respect to the adjustment and conversion of those grants are set forth in Section 6.03.

(i) Merck Options. Each Merck Option outstanding as of immediately prior to the Distribution Date, whether vested or unvested and regardless of by whom held shall be converted concurrently with the Distribution on the Distribution Date into (x) an Adjusted Merck Option in the case of Merck Employees, Post-Distribution Organon Employees and Former Employees or (y) an Organon Option in the case of Organon Employees (excluding any Post-Distribution Organon Employee). Each such adjusted or converted Option shall, except as otherwise provided in this Section 6.01, be subject to the same terms and conditions (including with respect to vesting) after the Distribution Date as applicable to such Merck Option immediately prior to the Distribution Date; provided, however, that upon such adjustment or conversion:

(A) the number of Merck Common Shares subject to such Adjusted Merck Option (if any) shall be equal to (1) the number of Merck Common Shares subject to the Merck Option immediately prior to the Distribution Date, multiplied by (2) the Merck Conversion Ratio, rounded down to the nearest whole share;

(B) the number of shares of Organon Common Stock subject to the Organon Option into which such Merck Option is converted (if any) shall be equal to (1) (xx) the number of Merck Common Shares subject to the Merck Option immediately prior to the Distribution Date multiplied by (yy) the Distribution Ratio, multiplied by (2) the Organon Conversion Ratio, rounded down to the nearest whole share;

(C) the per share exercise price of each Adjusted Merck Option, shall be equal to (1) the per share exercise price of the Merck Option immediately prior to the Distribution Date divided by (2) the Merck Conversion Ratio, rounded up to the nearest cent; and

(D) the per share exercise price of each Organon Option, shall be equal to (1) the per share exercise price of the Merck Option immediately prior to the Distribution Date divided by (2) the Organon Conversion Ratio divided by (3) the Distribution Ratio, rounded up to the nearest cent;

provided, however, that the exercise price, the number of Merck Common Shares and the number of shares of Organon Common Stock subject to such options, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Code Section 409A.

(ii) Merck PSU Awards.

(A) Merck Employees, Post-Distribution Organon Employees and Former Employees. Merck shall, concurrently with the Distribution on the Distribution Date and notwithstanding the existing terms of such awards, cause the performance goals under each outstanding Merck PSU Award held by a Merck Employee, a Post-Distribution Organon Employee or a Former Employee to be equitably adjusted, as determined in its sole discretion. Each such Merck PSU Award held by a Merck Employee, a Post-Distribution Organon Employee or a Former Employee shall be converted concurrently with the Distribution on the Distribution Date into an Adjusted Merck PSU Award. Such converted award shall be (in all other respects) subject to substantially the same terms and conditions immediately following the Distribution Date as applicable immediately prior to the Distribution Date; provided, however, that the number of units represented by the Adjusted Merck PSU Award shall be equal to (1) the number of units subject to the Merck PSU Award immediately prior to the Distribution Date, multiplied by (2) the Merck Conversion Ratio, rounded to the nearest whole unit.

(B) Organon Employees’ (other than Post-Distribution Organon Employees’) 2019 Merck PSU Awards. Effective as of immediately prior to the Distribution on the Distribution Date, the Merck Compensation and Benefits Committee, pursuant to its authority under the applicable Merck Stock Program and notwithstanding the existing terms of such awards, shall determine and certify the level of attainment of all applicable performance goals under each outstanding Merck PSU Award with a 2019 to 2021 performance period that is held by an Organon Employee (other than a Post-Distribution Organon Employee), whether vested or unvested, as of immediately prior to the Distribution (with December 31, 2020 treated as the last day of the applicable performance period and such level of attained performance applied to 100% of the shares subject to the Merck PSU Award). Any such earned Merck PSU Award shall be converted, concurrently with the Distribution on the Distribution Date, into an Organon RSU Award with respect to a number of shares of Organon Common Stock equal to (1) (xx) the number of units subject to the earned Merck PSU Award immediately prior to the Distribution Date (as determined pursuant to the foregoing sentence) multiplied by (yy) the Distribution Ratio, multiplied by (2) the Organon Conversion Ratio, rounded to the nearest unit. Such Organon RSU Award shall be (in all other respects, including time-based vesting) subject to substantially the same terms and conditions immediately following the Distribution Date as applicable to the Merck PSU Award from which it was converted. Any portion of such Merck PSU Award that is not earned shall be immediately forfeited as of the Distribution Date without the payment of any consideration therefore.

(C) Organon Employees (other than Post-Distribution Organon Employees), 2020 and 2021 Merck PSU Awards. Effective as of immediately prior to the Distribution on the Distribution Date, a number of shares equal to the target number of shares subject to each outstanding Merck PSU Award with a 2020 to 2022 performance period and each outstanding Merck PSU Award with a 2021 to 2023 performance period that is held by an Organon Employee (other than a Post-Distribution Organon Employee), whether vested or unvested, as of immediately prior to the Distribution shall be deemed earned. Any such earned Merck PSU Award shall be converted, concurrently with the Distribution on the Distribution Date, into an Organon RSU Award with respect to a number of shares of Organon Common Stock equal to (1) (xx) the number of units subject to the earned Merck PSU Award immediately prior to the Distribution Date (as determined pursuant to the foregoing sentence) multiplied by (yy) the Distribution Ratio, multiplied by (2) the Organon Conversion Ratio, rounded to the nearest unit. Such Organon RSU Award shall be (in all other respects, including time-based vesting) subject to substantially the same terms and conditions immediately following the Distribution Date as applicable to the Merck PSU Award from which it was converted. Any portion of such Merck PSU Award that is not earned shall be immediately forfeited as of the Distribution Date without the payment of any consideration therefore.

(iii) Merck RSU Awards. Each Merck RSU Award that remains outstanding as of immediately prior to the Distribution Date, regardless of by whom held, whether vested or unvested, shall be converted concurrently with the Distribution on the Distribution Date into (A) an Adjusted Merck RSU Award in the case of Merck Employees, Post-Distribution Organon Employees and Former Employees or (B) an Organon RSU Award in the case of Organon Employees (other than Post-Distribution Organon Employees). Except as set forth in this Section 6.01(a)(iii), all Adjusted Merck RSU Awards and Organon RSU Awards issued in accordance with this Section 6.01(a)(iii) shall be subject to substantially the same terms and conditions (including with respect to vesting) immediately following the Distribution Date as applicable immediately prior to the Distribution Date for those Merck RSU Awards from which such Adjusted Merck RSU Awards and Organon RSU Awards were converted; provided, however, that upon such adjustment or conversion:

(A) the number of units represented by an Adjusted Merck RSU Award shall be equal to (1) the number of units subject to the Merck RSU Award immediately prior to the Distribution Date, multiplied by (2) the Merck Conversion Ratio, rounded to the nearest unit; and

(B) the number of units represented by an Organon RSU Award shall be equal to (1) (xx) the number of units subject to the Merck RSU Award immediately prior to the Distribution Date multiplied by (yy) the Distribution Ratio, multiplied by (2) the Organon Conversion Ratio, rounded to the nearest unit.

(iv) Notwithstanding the foregoing, the Parties may mutually agree not to adjust (or to otherwise adjust as they deem appropriate) certain outstanding Merck equity-based awards pursuant to the foregoing provisions of this Section 6.01 to the extent such actions would create or trigger adverse legal, accounting, administrative, tax consequences or in order to comply with any Employee Agreement or similar agreement with any affected Employee.

(b) Miscellaneous Award Terms. After the Distribution Date, Adjusted Merck Awards, regardless of by whom held, shall be settled by Merck, and Organon Awards, regardless of by whom held, shall be settled by Organon. Except as otherwise provided in this Agreement, with respect to grants described in this Section 6.01, no Transferred Employee (other than a Post-Distribution Organon Employee) shall be treated as having incurred a termination of employment or separation from service with respect to any Merck Award solely by reason of his or her transfer of employment. Following the Distribution Date, for any award adjusted or otherwise received in accordance with this Section 6.01, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Merck Stock Program applicable to such award (A) with respect to Adjusted Merck Awards, shall be deemed to refer to a “change in control,” “change of control” or similar defined term as set forth in the applicable award agreement, employment agreement or Merck Stock Program (a “Merck Change of Control”) and (B) with respect to Organon Awards, shall be deemed to refer to a “change in control,” “change of control” or similar defined term as set forth in the Organon Equity Plan (a “Organon Change of Control”). The Distribution shall not, in and of itself, be treated as either a Merck Change of Control or an Organon Change of Control.

(c) Registration and Other Regulatory Requirements. As soon as possible following (or prior to) the Distribution Date, but in any case before the date of issuance of any shares of Organon Common Stock pursuant to the Organon Equity Plan, Organon agrees to file a Form S-8 Registration Statement (or such other registration statement as may be permitted in lieu thereof if a Form S-8 Registration Statement is not then available for any such awards to be granted in accordance with the terms of this Agreement) with respect to, and to cause to be registered pursuant to the Securities Act, the shares of Organon Common Stock authorized for issuance under the Organon Equity Plan as required pursuant to the Securities Act. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 6.01, including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

(d) Merck Equity-Based Awards in Certain Non-U.S. Jurisdictions. Notwithstanding the foregoing provisions of this Section 6.01, the Parties may mutually agree, in their sole discretion (including as set forth in Schedule 6.01(d)), not to adjust certain outstanding Merck equity-based awards pursuant to the foregoing provisions of this Section 6.01, where those actions would create or trigger adverse legal, accounting or tax consequences for Merck, Organon, and/or the affected non-U.S. award holders. In such circumstances, Merck and/or Organon may take any action necessary or advisable to prevent any such adverse legal, accounting or tax consequences, including, but not limited to, agreeing that the outstanding Merck equity-based awards of the affected non-U.S. award holders shall terminate in accordance with the terms of the Merck Stock Programs and the underlying award agreements, in which case Organon or Merck, as applicable, shall equitably compensate the affected non-U.S. award holders in an alternate manner determined by Organon or Merck, as applicable, in its sole discretion, or apply an alternate adjustment method. Where and to the extent required by applicable Law or tax considerations outside the United States, the adjustments described in this Section 6.01 shall be deemed to have been effectuated immediately prior to the Distribution Date.

Section 6.02 Annual Bonus. The Organon Group shall be responsible for all annual bonus payments or other forms of cash incentive compensation (including commissions) payable to Transferred Employees (including Post-Distribution Organon Employees) the performance period for which ends after the applicable Transferred Employee’s Transfer Date. For the avoidance of doubt, the Merck Group shall have no obligation or responsibility to pay such amounts to such Transferred Employees (including Post-Distribution Employees) in respect of any portion of such performance period and annual bonus payments or other forms of cash incentive compensation (including commissions) for such full performance period shall be the sole obligation and responsibility of the Organon Group pursuant to the final applicable program terms and conditions established and administered by the Organon Group. The Merck Group shall be responsible for any annual bonus payments or other forms of cash incentive compensation payable to Transferred Employees (including Post-Distribution Organon Employees) the performance period for which ends on or prior to the applicable Transferred Employee’s Transfer Date.

Section 6.03 Merck Deferred Stock Units. Each outstanding Merck Deferred Stock Unit shall be adjusted or convertedas set forth in this Section 6.03. For the avoidance of doubt, the remainder of this Section 6.03 applies only to grants made under the Merck Directors’ DCP (or any successor or predecessor plan), while Section 6.01 is intended to apply to other programs included within the Merck Stock Programs. Each holder of a Merck Deferred Stock Unit that remains outstanding as of immediately prior to the Distribution Date (regardless of by whom held, whether vested or unvested), shall be converted concurrently with the Distribution on the Distribution Date into an Adjusted Merck Deferred Stock Unit Award. Except as set forth in this Section 6.03(a), all Adjusted Merck Deferred Stock Unit Awards issued in accordance with this Section 6.03(a) shall be subject to substantially the same terms and conditions (including with respect to vesting) immediately following the Distribution Date as applicable immediately prior to the Distribution Date for those Merck Deferred Stock Units from which such Adjusted Merck Deferred Stock Unit Awards were converted; provided, however, that with respect to each Merck Deferred Stock Unit converted in accordance with the immediately preceding sentence the number of units represented by an Adjusted Merck RSU Award (if any) shall be equal to (1) the number of units subject to the Merck Deferred Stock Unit immediately prior to the Distribution Date, multiplied by (2) the Merck Conversion Ratio, rounded to the nearest unit. To the maximum extent permitted by Treasury Regulations Section 1.409A-1(h)(4), a member of the Merck Board who no longer serves on the Merck Board immediately following the Distribution Date shall be considered to have undergone a “separation from service” for purposes of Code Section 409A and the Merck Directors’ DCP.

Section 6.04 Directors’ Deferred Compensation Plan.

(a) Retention of Directors’ DCP Liabilities. Merck shall retain all of the Liabilities under the Merck Directors’ DCP following the Distribution Date. To the maximum extent permitted by Treasury Regulations Section 1.409A-1(h)(4), a member of the Merck Board who no longer serves on the Merck Board immediately following the Distribution Date shall be considered to have undergone a “separation from service” for purposes of Code Section 409A and the Merck Directors’ DCP.

(b) Merck Directors’ DCP after Transfer Date. From and after the Distribution Date, each person who no longer serves on the Merck Board, as of immediately following the Distribution Date, shall not accrue any additional benefits under the Merck Directors’ DCP.

ARTICLE VII

POST-DISTRIBUTION COVENANTS

Section 7.01 Non-Hire; Non-Solicit.

(a) To the fullest extent permitted by applicable Law, from the Distribution Date through the first anniversary of the Distribution Date, Organon shall not, and shall cause the Organon Group not to, recruit, solicit or hire (whether as an employee, consultant, contractor or otherwise) any individual who was an Employee of the Merck Group as of or within six months prior to the Distribution Date and who both (i) rejected any offer of employment made by the Organon Group in connection with the Separation and Distribution and (ii) received severance payments in connection with the termination of their employment with the Merck Group, for a position that is the same as or similar to such previously rejected position.

(b) Organon specifically acknowledges and agrees that this provision does not impede the Organon Group from competing in the marketplace or obtaining sufficient talent to effectively innovate, develop, grow, or sustain its business.

(c) The Parties further specifically acknowledge and agree that any remedy at law for any breach of this Section 7.01 shall be inadequate and that in the event of any actual or threatened breach of this Section 7.01, the non-breaching party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

(d) The Parties specifically acknowledge and agree that an exception may be made to this provision at the sole discretion and with the written consent of Organon’s Chief Human Resources Officer. Any exception made shall not be used as precedent to compel or allow any further exceptions.

ARTICLE VIII

TAXES

Section 8.01 Reporting, Withholding and Deductions. Unless otherwise provided under this Agreement, the Party that has been allocated a Liability under this Agreement shall take responsibility for tax reporting and withholding (including paying any corresponding employer tax obligation and remitting both the employer taxes and the withheld taxes) with respect to that Liability, and shall be entitled to claim the benefit of any corresponding tax deductions on an applicable income tax return. The Party with responsibility for reporting and withholding shall prepare all associated Tax Returns (as defined in the Tax Matters Agreement) and shall be Liable and shall indemnify and hold harmless the other Party for any Taxes (as defined in the Tax Matters Agreement), including interest, penalties, additions to Tax, or additional amounts in respect of Taxes. The Party responsible for preparing and filing the required Tax Returns shall be determined as set forth in Sections 3.1 and 3.3 of the Tax Matters Agreement, and each Party shall provide to the other Party all information and assistance requested to fulfill the obligations set forth herein applying the standards set forth in Section 3.2 of the Tax Matters Agreement.

For the avoidance of doubt, the allocation of Tax deductions in this Section 8.01 shall be taken into account for purposes of the allocation of Tax Attributes under Section 2.10 of the Tax Matters Agreement and for purposes of all other provisions of the Tax Matters Agreement relating to Income Taxes, including Section 2.2 (Allocation of Income Taxes), Section 2.6 (Determination of Tax Attributable to Merck Business and Organon Business), Section 2.9 (Carrybacks and Claims for Refund), and Article III (Tax Returns, Tax Contests, and Other Administrative Matters) of the Tax Matters Agreement.

(a) Qualified Retirement Plans. Unless otherwise required by non-U.S. law, where applicable, Merck will report and withhold, as necessary, on distributions with respect to Liabilities it retains with respect to Merck Employees, Former Employees, and Organon Employees under the Merck Pension Plan under Section 3.01 of this Agreement. Merck shall be entitled to claim the benefit of any tax deductions for amounts it contributes to the Merck Pension Plan.

(b) Nonqualified Retirement Plans. Unless otherwise required by non-U.S. law, where applicable, Merck will report and withhold, as necessary, on Merck SERP and Merck DCP distributions with respect to Liabilities it retains under Sections 3.03 and 3.04(b) with respect to Merck Employees, Former Employees, and Organon Employees. Merck shall be entitled to claim the benefit of any tax deductions with respect to the amounts paid under such plans.

(c) Health and Welfare Plans. Unless otherwise required by non-U.S. law, where applicable, Merck shall be entitled to claim the benefit of any tax deductions with respect to amounts contributed to fund obligations to Transferred Employees and Former Employees under Section 5.01(d) under the Merck Retiree Health Care Plan on the applicable income tax return.

(d) Equity Compensation. Unless otherwise required by non-U.S. law, where applicable, Merck shall report and withhold on any Adjusted Merck Options, Adjusted Merck PSU Awards, and Adjusted Merck RSU Awards and Organon shall report and withhold on any Organon Options and Organon RSU Awards. The entity that transfers its stock shall be entitled to claim the benefit of any tax deduction on any applicable income tax returns.

(e) Annual Bonus. Unless otherwise required by non-U.S. law, where applicable, the 2021 annual bonuses paid to Transferred Employees by the Organon Group shall be reported and withheld upon by Organon. Organon shall be entitled to claim the benefit of any tax deduction of such payments on any applicable income tax returns.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Transfer of Records and Information. Merck shall transfer to Organon originals or copies of employment records and information with respect to Transferred Employees that are reasonably required by Organon to enable Organon properly to carry out its obligations under this Agreement. Such transfer of records and information generally shall occur as soon as administratively practicable on or after the Distribution Date (or, if later, the applicable Transfer Date) and shall in each case be required and shall occur only to the extent permitted by applicable local Law; provided that it is understood and agreed that certain records required to effect the contemplated transfer of employment may be provided prior to the Transfer Date to the extent required by applicable local Law. Each Party will permit the other Party reasonable access to Employee records and information, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

Section 9.02 Cooperation. Each Party shall upon reasonable request provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s performance of its obligations hereunder. The Parties agree to use their respective best efforts and to cooperate with each other in order to carry out their obligations hereunder and to effectuate the terms of this Agreement.

Section 9.03 Employee Agreements. Effective as of the applicable Transfer Date of each Transferred Employee, or such earlier date as may be required by applicable Law, Merck and the applicable members of the Merck Group hereby assign to Organon or another member of the Organon Group, to the extent a Transferred Employee did not otherwise sign an Employee Agreement to affect his or her transfer to and hiring by the Organon Group, each Employee Agreement entered into between a member of the Merck Group and any Organon Employee, and all rights and obligations thereunder; provided, however, that Merck and the Merck Group shall retain all rights under each Employee Agreement to the extent that such rights are related to any continuing Liability of the Merck Group not assumed by Organon in connection with the Separation and Distribution.

Section 9.04 Recoupment Assets. Effective as of the Distribution Date, the Merck Group shall be entitled to all Employee Recoupment Assets in respect of Merck Retained Employees and all Former Employees. The Organon Group shall be entitled to all Employee Recoupment Assets in respect of Organon Employees, effective as of the applicable Transfer Date.

Section 9.05 Compliance. The agreements and covenants of the Parties hereunder shall at all times be subject to the requirements and limitations of applicable Law (including, for purposes of Article IV, local rules and customs relating to the treatment of pension plans) and collective bargaining, works council, or other similar agreements. Where an agreement or covenant of a Party hereunder cannot be effected in compliance with applicable Law or an applicable collective bargaining, works council, or other similar agreement, the Parties agree to negotiate in good faith to modify such agreement or covenant to the least extent possible in keeping with the original agreement or covenant in order to comply with applicable Law or such applicable collective bargaining agreement. Each provision of this Agreement is subject to and qualified by this Section 9.05, whether or not such provision expressly states that it is subject to or limited by applicable Law or by applicable collective bargaining, works council, or other similar agreements. Each reference to the Code, ERISA, or the Securities Act or any other Law shall be deemed to include the rules, regulations, and guidance issued thereunder.

Section 9.06 Preservation of Rights. Unless expressly provided otherwise in this Agreement, nothing herein shall be construed as a limitation on the right of the Merck Group or the Organon Group to (a) amend, modify or terminate any Benefit Plan or (b) terminate the employment of any Employee.

Section 9.07 Reimbursement. The Parties acknowledge that the Merck Group, on the one hand, and the Organon Group, on the other hand, may incur costs and expenses (including, without limitation, contributions to Benefit Plans and the payment of insurance premiums) which are, as set forth in this Agreement, the responsibility of the other Party. Accordingly, the Parties agree to reimburse each other for Liabilities and obligations for which such Party is responsible, and shall provide such reimbursement reasonably promptly and in accordance with the terms of any agreement between the Parties or their Affiliates expressly addressing such matters.

Section 9.08 Not a Change in Control. The Parties acknowledge and agree that the transactions contemplated by the Separation and Distribution Agreement and this Agreement do not constitute a “change in control” or a “change of control” for purposes of any U.S. Benefit Plan.

Section 9.09 Incorporation by Reference. The following sections of the Separation and Distribution Agreement are hereby incorporated into this Agreement by reference: Section 10.01. Counterparts, Entire Agreement, Corporate Power, Facsimile or Electronic Signatures; Section 10.02. Governing Law; Section 10.03. Assignability; Section 10.04. Third Party Beneficiaries; Section 10.05. Notices; Section 10.06. Severability; Section 10.07. Force Majeure; Section 10.08. No Set Off; Section 10.09. Responsibility for Expenses; Section 10.10. Headings; Section 10.11. Survival of Covenants; Section 10.12. Subsidiaries and Employees; Section 10.13. Waivers; Section 10.14. Amendments; Section 10.15. Interpretation; Section 10.16. Public Announcements; Section 10.17. Specific Performance; and Section 10.18. Mutual Drafting.

Section 9.10 Limitation on Enforcement. This Agreement is an agreement solely between the Parties. Nothing in this Agreement, whether express or implied, shall be construed to: (a) confer upon any current or former Employee of the Merck Group or the Organon Group, or any other person any rights or remedies, including, but not limited to any right to (i) employment or recall; (ii) continued employment or continued service for any specified period; or (iii) claim any particular compensation, benefit or aggregation of benefits, of any kind or nature; or (b) create, modify, or amend any Benefit Plan.

Section 9.11 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request to effectuate the purposes of this Agreement and carry out the terms hereof; (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable to consummate the transactions contemplated by this Agreement; provided that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom those consents, approvals and amendments are required or to take any action or omit to take any action if the taking of action or the omission to take action would be unreasonably burdensome to the Party or the business thereof.

Section 9.12 Third Party Consent. If the obligation of any Party under this Agreement depends on the consent of a third party, such as a vendor or insurance company, and that consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of a third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner, taking into account the original purposes of the provision in light of the Spin-Off and communications to affected individuals.

Section 9.13 Effect if Distribution Does Not Occur. If the Spin-Off does not occur, then all actions and events that are to be taken under this Agreement, or otherwise in connection with the Distribution, shall not be taken or occur, except to the extent specifically provided by Merck.

Section 9.14 Disputes. The Parties agree to use commercially reasonable efforts to resolve in an amicable manner any and all controversies, disputes and claims between them arising out of or related in any way to this Agreement. The Parties agree that any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or related in any way to this Agreement that cannot be amicably resolved informally will be resolved pursuant to the dispute resolution procedures set forth in Article VIII of the Separation and Distribution Agreement.

[SIGNATURE PAGE FOLLOWS]

The Parties have caused this Agreement to be signed by their authorized representatives as of the date of this Agreement.

Merck & Co., Inc.

By:

Title:

Organon & Co.

By:

Title:

[Signature Page to Employee Matters Agreement]